EXHIBIT (11)

THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES
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CALCULATION OF PRIMARY NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
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(All dollar amounts in thousands, except per share amounts)

                                                        Third Quarter Ended    ThreeQuarters Ended
                                                        --------------------   --------------------
                                                        Sept. 28,   Sept. 29,  Sept. 28,   Sept. 29,
                                                        1997        1996       1997       1996
                                                       --------    --------   --------   --------
NET EARNINGS APPLICABLE TO COMMON AND COMMON
 EQUIVALENT SHARES                                     $50,325     $ 62,693   $118,290    $166,069
                                                       =======     ========   ========    ========

AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT
 SHARES OUTSTANDING:
  Average number of common shares outstanding           52,433       52,186     52,290      52,497

  Dilutive effect of stock options after
   application of treasury stock method                  1,188          824        966         736
                                                       -------      -------   --------    --------

AVERAGE NUMBER OF COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING                          53,621       53,010      53,256      53,234
                                                       =======      =======   =========   =========

PRIMARY NET EARNINGS PER COMMON AND COMMON
 EQUIVALENT SHARE                                        $ .94        $1.18       $2.22       $3.12
                                                         =====        =====       =====       =====
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